Exhibit 16.1

Securities and Exchange Commission	September 11, 2017

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated September 11, 2017 of CM Finance Inc and are in agreement with the statements contained in the first two sentences of the first paragraph and the second and third paragraphs of section (a) Prior independent registered public accounting firm on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited